Exhibit 99.2

Contacts:

George Sard/Jonathan Gasthalter/Renée Soto

Sard Verbinnen & Co.

(212) 687-8080

TCI AND 3G PRESENT IN-DEPTH PLAN TO ENHANCE VALUE AT CSX

NEW YORK, APRIL 30, 2008 – In connection with their solicitation of proxies to elect a minority slate of five highly qualified nominees to the 12-member Board of Directors of CSX Corp. (NYSE: CSX) at its annual meeting on June 25, 2008, The Children’s Investment Fund Management (UK) LLP (“TCI”) and 3G Capital Partners, LTD. (“3G” and together with TCI the “Group”) today released a 79-page white paper, “CSX: The Case for Change.”

The Group owns approximately 8.7% of outstanding CSX shares and holds derivative securities providing non-voting economic exposure equivalent to an additional 12.3% of CSX’s outstanding shares.

The white paper addresses critical questions regarding CSX’s corporate governance and operational performance, including:

•                  Is the incumbent CSX Board capable of holding management accountable?

•                  Is the incumbent CSX Board working for shareholders or for management?

•                  Why does CSX lag peers on key operational metrics?

•                  Why is CSX only half as profitable as Canadian National?

The white paper provides a comprehensive analysis of CSX’s operational performance and highlights numerous productivity opportunities.  The Group believes capturing these productivity opportunities alone can add another $2.2 billion to CSX’s annual earnings power within five years, and the Group is intent upon promoting candid board exploration and pursuit of these compelling opportunities.  The white paper also details the many actions the Group believes the incumbent Board has taken to manipulate the upcoming shareholder vote and entrench and enrich management and directors.

Snehal Amin, Partner of TCI, said, “This comprehensive white paper is the culmination of years of work performed by our Group and is informed by our nominees’ decades of railroad experience.  We are focused on asking not ‘Where has CSX come from?’ but rather ‘Where should CSX be?’  CSX today is one of the least productive of the major railroads but our analysis reveals that there is no structural reason CSX cannot be the most productive railroad in America.  That should be the goal – for the sake of CSX customers, shareholders and employees alike.  We ask CSX shareholders to read ‘CSX: The Case for Change’, review our nominees’ credentials and compare them to those of the incumbents we propose to replace, and ask themselves whether CSX would not benefit from the addition of our nominees to the CSX Board.”

The whitepaper is available at http://www.strongercsx.com, an informational website dedicated to the Group’s efforts to improve productivity and enhance shareholder value at CSX, or by visiting the SEC’s website at http://www.sec.gov.

The Group’s nominees for the CSX Board of Directors are: Chris Hohn, Alex Behring, Gil Lamphere, Tim O’Toole and Gary Wilson.  They include current and former senior executives or directors of major railroads (Canadian National, Illinois Central, Conrail, America Latina Logistica) as well as of iconic American companies such as Disney and Marriot.  Together they have over 50 years of railroad experience and over 70 years of transportation experience.

CSX shareholders of record as of April 21, 2008 will be eligible to vote for directors at the annual meeting.

About TCI

TCI is a London-based asset manager founded in 2003 which manages The Children’s Investment Master Fund.  TCI makes long-term investments in companies globally.  The management company is authorized and regulated in the United Kingdom by the Financial Services Authority.  The majority of TCI’s profits go to The Children’s Investment Fund Foundation, a non-profit organization focused on improving the lives of children living in poverty in developing countries.

About 3G

3G manages a private investment fund that invests in global equities and special situations.  3G Fund L.P. leverages its deep industry and operating expertise in different sectors to identify attractive, long-duration investment opportunities.

# # #

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY. IT DOES NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF THE CHILDREN’S INVESTMENT FUND MANAGEMENT (UK) LLP, THE CHILDREN’S INVESTMENT FUND MANAGEMENT (CAYMAN) LTD., THE CHILDREN’S INVESTMENT MASTER FUND, 3G CAPITAL PARTNERS LTD., 3G CAPITAL PARTNERS, L.P., 3G FUND L.P., CHRISTOPHER HOHN, ALEXANDRE BEHRING, GILBERT LAMPHERE, TIMOTHY O’TOOLE AND GARY WILSON (COLLECTIVELY, THE “PARTICIPANTS”), AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO CSX CORPORATION .

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE PARTICIPANTS ASSUME NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

THE PARTICIPANTS RESERVE THE RIGHT TO CHANGE ANY OF THEIR OPINIONS EXPRESSED HEREIN AT ANY TIME AS THEY DEEM APPROPRIATE. THE PARTICIPANTS DISCLAIM ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

THIS PRESS RELEASE DOES NOT RECOMMEND THE PURCHASE OR SALE OF ANY SECURITY. THE PARTICIPANTS INCLUDE FUNDS AND ACCOUNTS THAT ARE IN THE BUSINESS OF TRADING – BUYING AND SELLING - PUBLIC SECURITIES. IT IS POSSIBLE THAT THERE WILL BE DEVELOPMENTS IN THE FUTURE THAT CAUSE ONE OR MORE OF THE PARTICIPANTS FROM TIME TO TIME TO SELL ALL OR A PORTION OF THEIR SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES.

ALL CSX STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE ISSUER FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN THE DEFINITIVE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON APRIL 28, 2008.